Exhibit 5.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

November 14, 2019

UBS AG,

        Bahnhofstrasse 45,

                CH-8001 Zurich,

                        Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of the eight series of debt securities (the “Securities”), as set forth on Annex A hereto, of UBS AG, a corporation organized under the laws of Switzerland (the “Company”), to be issued in exchange for the debt securities (“Old Securities”) of UBS AG and UBS Switzerland AG, a corporation organized under the laws of Switzerland, as set forth on Annex A hereto, which Securities will be issued pursuant to the Indenture, dated June 12, 2015, between the Company and U.S. Bank National Association, as trustee (the “Indenture”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

When (i) the Registration Statement on Form F-4 relating to the Securities (the “Registration Statement”) has become effective under the Act, (ii) the terms of the Securities and of their issuance and exchange have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iii) the Securities have been duly executed and authenticated in accordance with the Indenture and issued and exchanged as contemplated in the Registration Statement, such Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

UBS AG	-2-

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on such a Security would be required to render such judgment in the foreign currency or currency unit in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company has been duly incorporated and is an existing corporation in good standing under the laws of Switzerland, that the Indenture and the Securities was or will be duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned and that all corporate action by the Company related to the Securities was or will be duly authorized as a matter of Swiss law.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities will conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities will be manually signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

UBS AG	-3-

Annex A

Title of Series of Old Securities	Title of Series of Securities	Amount of Securities Registered
ETRACS Alerian MLP Index ETN due July 18, 2042 (CUSIP No. 90267B682)	ETRACS Alerian MLP Index ETN Series B due July 18, 2042 (CUSIP No. 90274D374)	19,800,000 securities

2xLeveraged Long ETRACS Linked to the Wells Fargo Business Development Company Index due May 24, 2041 (CUSIP No. 90267B765)	2xLeverged Long ETRACS Wells Fargo Business Development Company Index ETN Series B due May 24, 2041 (CUSIP No. 90274D424)	13,100,000 securities

ETRACS Linked to the Wells Fargo Business Development Company Index due April 26, 2041 (CUSIP No. 902641588)	ETRACS Wells Fargo Business Development Company Index ETN Series B due April 26, 2041 (CUSIP No. 90274D416)	4,355,000 securities

ETRACS Monthly Pay 2xLeveraged Closed-End Fund ETN due December 10, 2043 (CUSIP No. 90270L842)	ETRACS Monthly Pay 2xLeveraged Closed-End Fund ETN Series B due December 10, 2043 (CUSIP No. 90269A468)	17,000,000 securities

ETRACS Linked to the Bloomberg Commodity Index Total Return due October 31, 2039 (CUSIP No. 902641679)	ETRACS Bloomberg Commodity Index Total Return ETN Series B due October 31, 2039 (CUSIP No. 90269A450)	2,788,680 securities

ETRACS Linked to the Alerian MLP Infrastructure Index due April 2, 2040 (CUSIP No. 902641646)	ETRACS Alerian MLP Infrastructure Index ETN Series B due April 2, 2040 (CUSIP No. 90274D382)	51,100,000 securities

ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042 (CUSIP No. 90269A302)	ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN Series B due October 16, 2042 (CUSIP No. 90274D432)	30,246,500 securities

UBS AG	-4-

Title of Series of Old Securities	Title of Series of Securities	Amount of Securities Registered
ETRACS Linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return ETN due 2038 (CUSIP No. 902641778)	ETRACS UBS Bloomberg Constant Maturity Commodity Index (CMCI) Total Return ETN Series B due April 5, 2038 (CUSIP No. 90274D390)	4,728,590 securities